Exhibit 4.2

SEASPAN CORPORATION

AND

ATLAS CORP.

AND

THE BANK OF NEW YORK MELLON,

as Trustee

SUPPLEMENTAL INDENTURE

March 28, 2023

3.75% Exchangeable Senior Notes due 2025

SUPPLEMENTAL INDENTURE dated as of March 28, 2023 (this “Supplemental Indenture”), among Seaspan Corporation, a Republic of the Marshall Islands corporation with limited liability and wholly owned subsidiary of the Parent (the “Company”), Atlas Corp., a Republic of the Marshall Islands corporation (the “Parent”) and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Parent and the Trustee are parties to an Indenture, dated as of December 21, 2020 (the “Indenture”), pursuant to which the Company issued its 3.75% Exchangeable Senior Notes due 2025 (the “Notes”);

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of October 31, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among the Parent, Poseidon Acquisition Corp., a Marshall Islands corporation (“Poseidon”) and Poseidon Merger Sub, Inc., a Marshall Islands corporation and a wholly owned Subsidiary of Poseidon (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Parent (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Parent will continue as the surviving corporation in the Merger and a wholly owned subsidiary of Poseidon;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger (the “Effective Time”), each common share, par value $0.01 per share, of the Parent (the “Parent Common Share”) issued and outstanding immediately prior to the Effective Time (other than the Parent Common Shares held by Fairfax Financial Holdings Limited, Washington Family and David Sokol) will be exchanged into the right to receive $15.50 per share in cash;

WHEREAS, Section 7.07(a) of the Indenture provides that upon the occurrence of any Merger Event, then, at and after the effective time of the transaction, the Holder of each Note shall have the right to exchange each $1,000 principal amount of Notes into, in lieu of Parent Common Shares, the Reference Property, and Section 7.07(b) of the Indenture provides that, in connection with such Merger Event, the Company, the Parent or the successor or purchasing Person, as the case may be, shall execute with the Trustee, without consent of the Holders, a supplemental indenture permitted under Section 14.01(g), providing for such change in the right to exchange each $1,000 principal amount of Notes;

WHEREAS, pursuant to Section 14.01(g) of the Indenture, the Company, the Parent and the Trustee may enter into indentures supplemental to the Indenture for the purpose of providing for the exchange of the Notes into Reference Property and effecting any other changes to the terms of the Notes required under the Indenture in connection therewith;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 1.02, 1.03, 7.07(c), 11.03, 11.08 and 14.04 of the Indenture;

WHEREAS, the Company and Parent have requested and hereby request that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid and binding instrument, enforceable against each of the Company and the Parent in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions in this Supplemental Indenture. A term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

EFFECT OF MERGER ON EXCHANGE RIGHT

Section 2.01 Exchange Right.

(a) The Company and Parent expressly agree that, in accordance with Section 7.07 of the Indenture, from and after the Effective Time, (a) the Holder of each Note that was outstanding as of the Effective Time shall have the right to exchange each $1,000.00 principal amount of such Note into a number of Units of Reference Property equal to the Exchange Rate, (b) the Exchange Rate immediately following the Effective Time will be 76.8935 Units of Reference Property for each $1,000 principal amount of Notes (prior to giving effect to any Additional Shares on account of a Make-Whole Fundamental Change) and (c) a “unit of Reference Property” shall mean $15.50 in cash.

(b) The provisions of the Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Shares,” “Exchange Price,” “Exchange Rate,” “Daily Exchange Value,” “Daily VWAP,” “Ex-Dividend Date,” “Last Reported Sale Price,” “Observation Period,” “Exchange Consideration,” “VWAP Market Disruption Event,” and “VWAP Trading Day” shall continue to apply, mutatis mutandis, to the Holders’ right to convert their Notes into Units of Reference Property. The Exchange Rate shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Reference Property as nearly equivalent as may be practicable to the adjustments of the Exchange Rate provided for in Article VII of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.01 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02 Conflict with Indenture. To the extent not expressly amended or modified by this Supplemental Indenture, the Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture is inconsistent with any provision of the Indenture, the provision of this Supplemental Indenture shall control.

Section 3.03 Successors. All the covenants, stipulations, promises and agreements by the Company or Parent contained in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.04 Governing Law. THIS SUPPLEMENTAL INDENTURE, THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE PARENT, EACH HOLDER BY ACCEPTANCE OF A NOTE AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 3.05 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 3.06 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.07 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.08 Trustee Not Responsible for Recitals. The recitals and statements herein contained are made solely by the Company and the Parent and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity, adequacy or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, benefits, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.09 Compliance with Trust Indenture Act. This Supplemental Indenture shall comply with the TIA.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

SEASPAN CORPORATION

By:	/s/ Andrew E. Derksen
Name: Andrew E. Derksen
Title: General Counsel

ATLAS CORP.

By:	/s/ Andrew E. Derksen
Name: Andrew E. Derksen
Title: Corporate Secretary and General Counsel

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Signature Page to Supplemental Indenture]